Exhibit 5.1

May 8, 2017

SG Blocks, Inc.

195 Montague Street, 14th Floor

Brooklyn, NY 11201

Re:        Registration of Securities of SG Blocks, Inc.

Ladies and Gentlemen:

We are acting as legal counsel to SG Blocks, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Company of (i) up to an aggregate of 2,530,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 330,000 shares subject to the underwriters’ over-allotment option, (ii) warrants (the “Underwriter Warrants”) to purchase a set number of shares of Common Stock to be issued by the Company to the underwriters as additional compensation for their services rendered in connection with this offering and (iii) up to 126,500 shares of Common Stock issuable upon exercise of the Underwriter Warrants (the “Warrant Shares”). The Shares are being offered and sold pursuant to the Registration Statement on Form S-1 (File No. 333-215922) of the Company filed with the Securities and Exchange Commission (the “Registration Statement”). The term “Shares” shall include any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. The Shares, Underwriter Warrants and Warrant Shares are hereinafter collectively referred to as the “Securities.” This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement contained therein, other than as expressly stated herein with respect to the issuance and sale of the Shares.

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the several underwriters to be named therein. The form of the Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In rendering this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws, each as currently in effect, the form of the Underwriting Agreement, the Registration Statement and the exhibits thereto, and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that:

1.	The Shares are duly authorized and, when issued, paid for by the underwriters as described in the Registration Statement and delivered by the Company pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.	The Underwriter Warrants, when duly executed and delivered by the Company in the manner and for the consideration set forth in the Registration Statement, the Underwriting Agreement and applicable warrant, will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Warrant Shares are duly authorized and, when issued, paid for and delivered by the Company upon the due exercise of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument, the shares of Common Stock or the Underwriter Warrants may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock, the Underwriter Warrants or the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” contained in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP